VETANOVA INC

VetaNova Acquires 157 Acre Greenhouse Complex

Your publication date and time will appear here. | Source: VetaNova Inc

AVONDALE, Colorado, June 14, 2021 (GLOBE NEWSWIRE) -- VetaNova, Inc. (Symbol VTNA: OTC Pink Current) announced today it has acquired 157 acres greenhouse complex, which will be developed into a solar powered vertical growing facility to provide year-round farm fresh fruits and vegetables to local outlets in Colorado.

The Avondale Complex currently has a 90,000 sq ft state of the art computer-controlled greenhouse with 14' foot gutters and a 15,000 sq ft processing facility. The Company expects to build additional growing and processing capacity at the Avondale Complex over the next several years.

John McKowen, CEO of VetaNova stated, "Infrastructure and electrical costs have kept most urban growing facilities from being profitable. VetaNova can build its growing and processing facilities for one-third the cost of urban infrastructure and has significantly lower electrical costs because of large adjacent solar arrays. Our facilities are also situated in a rural area just off I-25, which enables us to make daily deliveries of locally grown farm fresh produce to all the major metropolitan areas in Colorado."

Investor Contact:

John McKowen

Chief Executive Officer

(303) 248-6883

john@vtanva.com

VetaNova



157 acres greenhouse complex

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VetaNova, Inc. | VTNA | Greenhouse Complex | solar power